Exhibit 5(i) under Form N-1A
                                 Exhibit 10 under Item 601/Reg. S-K

                                 EXHIBIT B
                                  to the
                       Investment Advisory Contract

                            WESMARK GROWTH FUND

     For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75 of 1% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .75 of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser monthly. Witness the due execution hereof this 1st day of December, 1996.



Attest:                            WESBANCO BANK WHEELING




                                   By:
Secretary                            Executive Vice President



Attest:                            WESMARK FUNDS



                                   By:
Assistant Secretary                    Vice President